PROMISSORY NOTE

$1,500,000.00                     SACRAMENTO, CA.             SEPTEMBER 24, 1997

         BRADLEY L. GORDON, a resident of California ("Maker"), promises to pay to JRECK SUBS GROUP, INC., a Colorado corporation ("Holder"), at P. O. Box 6, Watertown, New York 13601, the principal sum of the amount set forth in the upper left-hand corner of this Note, with interest on such principal sum from the date of this Note until paid, at the rate of 9.5% percent per annum, payable as more fully set forth below:

         1. Payments. Principal and interest under this Note shall be payable as follows:

                  1.1. On or before September 24, 2000, all unpaid principal and accrued interest under this Note shall become due and payable.

         2. Manner of  Payments.  All payments by Maker under this Note shall be
(a) made in lawful money of the United States of America without set-off, deduction or counterclaim of any kind whatsoever, (b) credited first to amounts for Holder's costs of enforcing this Note, if any, second to any accrued interest under this Note and finally to the principal balance under this Note, and (c) deemed paid by Maker upon their actual receipt by Holder. Interest for any period less than one year shall be calculated on the basis of 1/360th of one year's interest multiplied by the number of days during such period.

         3. Commercial Purposes. Maker acknowledges that the loan evidenced by this Note is obtained for business or commercial purposes and that the proceeds of such loan will not be used primarily for personal, family, household or agricultural purposes.

         4. Note Waivers. Maker waives presentment, demand, protest, notice of demand and dishonor.

         5. Prepayment Without Penalty. This Note may be prepaid in whole or in part at any time without penalty.

         6. Governing Law. This Note is governed by and construed in accordance with the laws of the State of California, irrespective of California's choice-of-law principles.

         7. Further Assurances. Each party to this Note shall execute and deliver all instruments and documents and take all actions as may be reasonably required or appropriate to carry out the purposes of this Note.

         8. Attorney's Fees. The prevailing party in any litigation, arbitration, or other proceeding relating to the enforcement or interpretation of this Note may recover from the unsuccessful party all its costs, expenses, and actual attorney's fees.

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   9.  Modification.  This Note may be  modified  only by a contract  in writing executed by the party to this Note against whom enforcement of the modification is sought.


                                               -------------------------------
                                BRADLEY L. GORDON

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